EXHIBIT 99.1

FOR IMMEDIATE RELEASE February 24, 2010	CONTACT: Frederick N. Cooper (215) 938-8312 fcooper@tollbrothersinc.com Joseph R. Sicree (215) 938-8045 jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS FY 2010 1ST QTR RESULTS
Horsham, PA, February 24, 2010 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for earnings, revenues, contracts and backlog for its first quarter ended January 31, 2010.
The Company reported a FY 2010 first-quarter net loss of $40.8 million, or $0.25 per share diluted, compared to FY 2009’s first-quarter net loss of $88.9 million, or $0.55 per share diluted.
FY 2010’s results included pre-tax write-downs totaling $33.4 million and FY 2009’s included pre-tax write-downs totaling $156.6 million. Excluding write-downs, FY 2010’s first-quarter pre-tax loss was $23.4 million, compared to pre-tax earnings of $0.1 million for FY 2009’s first quarter.
FY 2010 first-quarter revenues and home building deliveries of $326.7 million and 596 units declined 20% in dollars and 10% in units, compared to FY 2009’s first-quarter totals of $409.0 million and 665 units.
FY 2010’s first-quarter net signed contracts of $292.1 million and 526 units rose 129% in dollars and 98% in units, compared to FY 2009’s first-quarter net signed contracts of $127.8 million and 266 units. The Company’s contract cancellation rate (current-quarter cancellations divided by current-quarter gross signed contracts) was 6.7% in the first quarter of FY 2010, compared to 37.1% in FY 2009’s first quarter.
On a per-community basis, FY 2010’s first-quarter net signed contracts of 2.63 units exceeded FY 2009’s first-quarter total of 0.99 units by 166%, and exceeded FY 2008’s first-quarter total of 2.05 units by 28%; however, it was still well below the Company’s first-quarter average, dating back to 1990, of 4.83 units per community.
The Company signed gross contracts of $313.2 million and 564 units in FY 2010’s first quarter, an increase of 29% and 33%, respectively, in dollars and units, compared to the $242.8 million and 423 units signed in FY 2009’s first quarter.
Toll Brothers ended FY 2010’s first quarter with 190 selling communities, 26% fewer communities than the 258 at FY 2009’s first-quarter end, and expects to finish FY 2010 with 200 to 210 selling communities. The Company ended FY 2010’s first quarter with approximately 31,700 lots owned and optioned, compared to approximately 37,900 one year earlier.
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FY 2010’s first-quarter-end backlog of $840.2 million or 1,461 units declined 20% in dollars and 11% in units, compared to FY 2009’s first-quarter-end backlog of $1.04 billion and 1,647 units; backlog was down 4% in dollars and 5% in units, compared to FY 2009’s fourth-quarter-end backlog of $874.8 million and 1,531 units.
Toll Brothers ended FY 2010’s first quarter with a net-debt-to-capital ratio(1) of 10.8%, compared to 14.5% at FY 2009’s first-quarter end. The Company ended the period with $1.75 billion of cash and marketable U.S. Treasury securities, compared to $1.53 billion at FY 2009’s first-quarter end. The Company also had $1.38 billion available under its $1.89 billion 30-bank credit facility, which matures in March 2011.
Robert I. Toll, chairman and chief executive officer, stated: “A year ago at this time we feared for the stability of the nation’s economic system. That worry seems to be behind us. The housing market took several years to recover following the downturn of the late 1980’s and early 1990’s. We expect this recovery to follow a similar pattern. We believe the housing market is still in choppy waters but the seas are getting calmer.
“This quarter’s total net signed contracts were up significantly compared to 2009’s first quarter, but last year’s results were posted in the midst of the financial crisis. Our per-community net signed contracts exceeded both 2009’s and 2008’s first-quarter per-community average; however, our results were approximately half the average of all previous first quarters dating back to 1990.
“The U.S. housing market is really many local housing markets: We expect the housing recovery to occur region by region. The unevenness in demand we have observed since Labor Day, impacted recently by the miserable weather, has made it hard to discern the pace of recovery. However, we have seen some improvement in the last four weeks, and more so in the last week.
“This past week we launched our Annual National Winter Sales Event, which produced the highest per-community deposits for any week in February since 2006. And traffic, which had been consistently weak, began to show some signs of recovery. In some of our healthier markets, we have recently observed a return to more normalized paces of deposits per community based on our five- and ten-year averages.
“For the past forty-three years, we have maintained a business model that avoids building spec homes. Generally, we start a home after a buyer is pre-qualified and provides a substantial non-refundable downpayment. We intend to continue to adhere to this philosophy, which has served us well for decades.”
Douglas C. Yearley, Jr., executive vice president, stated: “We continue to review numerous land opportunities. Since November 1, 2009, the start of our new fiscal year, we have stepped up our purchases, acquiring or placing under control approximately 3,000 lots via mortgage note purchases and direct acquisitions from financial institutions, builders and land developers. With more finished-lot land deals among those being offered for sale, if our pace of acquisitions accelerates, our year-end community count could prove higher than the 200 to 210 currently projected. With experienced land teams in nearly all our markets, a strong cash position and low leverage, we have the capital and ability to respond to opportunities very quickly.”
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Joel H. Rassman, chief financial officer, stated: “Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance. Based on FY 2010’s first-quarter-end backlog and the pace of activity at our communities, we currently estimate that we will deliver between 2,100 and 2,750 homes in FY 2010 at an average delivered price between $540,000 and $560,000 per home. We believe that, as a result of incentives and lower deliveries, compared to FY 2009, our cost of sales as a percentage of revenues, before taking into account write-downs, will be higher in FY 2010 than in FY 2009. Based on FY 2010’s lower projected revenues, we expect our SG&A expenses to be lower in absolute dollars in FY 2010 than in FY 2009; however, we expect it will be higher as a percentage of revenues. In addition to interest included in cost of sales, we are likely to continue to have interest directly expensed for the remainder of FY 2010 because qualifying inventory will be lower than debt.”
Robert Toll continued: “We have already taken key steps to prepare for the future by building a large cash position and extending our public debt maturities well into the future. We believe that more opportunity exists today than at any time in the previous four-plus years of this recession.”
Toll Brothers’ financial highlights for the first quarter ended January 31, 2010 (unaudited):
•
FY 2010’s first-quarter net loss was $40.8 million, or $0.25 per share diluted, compared to FY 2009’s first-quarter net loss of $88.9 million, or $0.55 per share diluted. FY 2010’s first-quarter net loss included pre-tax write-downs of $33.4 million. $22.8 million of the write-downs was attributable to operating communities, $9.0 million to owned land and $1.6 million to land controlled for future communities. In FY 2009, first-quarter pre-tax write-downs totaled $156.6 million.

•	Excluding write-downs, FY 2010’s first-quarter pre-tax loss was $23.4 million, compared to pre-tax earnings of $0.1 million for FY 2009’s first quarter.

•
The Company recorded a tax benefit of $16.0 million, net of other adjustments, in FY 2010’s first quarter reflecting a portion of the year-to-date projected taxable loss expected to be carried back against FY 2005 and FY 2006 taxable income pursuant to the Worker, Homeownership and Business Assistance Act which was signed into law November 6, 2009.

•	FY 2010’s first-quarter total revenues of $326.7 million and 596 units decreased 20% in dollars and 10% in units from FY 2009’s first-quarter total revenues of $409.0 million and 665 units.

•
In FY 2010’s first quarter, unconsolidated entities in which the Company had an interest delivered $16.0 million of homes, compared to $10.3 million in the first quarter of FY 2009. The Company recorded its share of the results from these entities’ operations in “Income (Loss) from Unconsolidated Entities” on the Company’s Statement of Operations.

•
Despite 26% fewer communities, the Company signed gross contracts of $313.2 million and 564 units in FY 2010’s first quarter, an increase of 29% and 33%, respectively, in dollars and units, compared to the $242.8 million and 423 gross contracts signed in FY 2009’s first quarter.

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•
The average price per unit of gross contracts signed in FY 2010’s first quarter was approximately $555,000, compared to approximately $562,000 in FY 2009’s fourth quarter and $574,000 in FY 2009’s first quarter.

•
The Company’s FY 2010 first-quarter net contracts of $292.1 million and 526 units, increased by 129% and 98%, respectively, compared to FY 2009’s first-quarter net contracts of $127.8 million and 266 units. In addition, in FY 2010’s first quarter, unconsolidated entities in which the Company had an interest signed contracts of $41.7 million.

•
The average price per unit of net contracts signed in FY 2010’s first quarter was approximately $555,000, compared to approximately $563,000 in FY 2009’s fourth quarter and $481,000 in FY 2009’s first quarter.

•
The average price per unit of cancellations in FY 2010’s first quarter was approximately $555,000, compared to approximately $546,000 in FY 2009’s fourth quarter and $733,000 in FY 2009’s first quarter.

•
In FY 2010, first-quarter cancellations totaled 38. This compared to 57, 78, 161, and 157, respectively, in FY 2009’s fourth, third, second and first quarters; 233, 195, 308, and 257, respectively, in FY 2008’s fourth, third, second and first quarters; 417, 347, 384, and 436, respectively, in FY 2007’s fourth, third, second and first quarters; and 585 and 317, respectively, in FY 2006’s fourth and third quarters. FY 2006’s third quarter was the first period in which cancellations reached elevated levels during the current housing downturn.

•
FY 2010’s first-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 6.7%, the lowest since FY 2005’s third quarter and in line with both the previous quarter and historical averages. This compared to 6.9%, 8.5%, 21.7% and 37.1%, respectively in FY 2009’s fourth, third, second and first quarters; 30.2%, 19.4%, 24.9% and 28.4%, respectively, in FY 2008’s fourth, third, second and first quarters; 38.9%, 23.8%, 18.9% and 29.8%, respectively, in FY 2007’s fourth, third, second and first quarters; and 36.7% and 18.0%, respectively, in FY 2006’s fourth and third quarters.

•
As a percentage of beginning-quarter backlog, FY 2010’s first-quarter cancellation rate was 2.5%, the lowest in over three years. This compared to 3.5%, 4.9%, 9.8% and 7.7%, respectively, in FY 2009’s fourth third, second and first quarters; 9.0%, 6.4%, 9.2% and 6.5%, respectively, in FY 2008’s fourth, third, second and first quarters; 8.3%, 6.0%, 6.5% and 6.7%, respectively in FY 2007’s fourth, third, second and first quarters; and 7.3% and 3.6% respectively, in the fourth and third quarters of FY 2006.

•
In FY 2010, first-quarter-end backlog of $840.2 million and 1,461 units decreased 20% and 11%, respectively, from FY 2009’s first-quarter-end backlog of $1.04 billion and 1,647 units and declined 4% in dollars and 5% in units compared to FY 2009’s fourth-quarter-end backlog of $874.8 million and 1,531 units. In addition, at January 31, 2010, unconsolidated entities in which the Company had an interest had a backlog of $62.4 million.

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•
The Company ended its FY 2010 first quarter with $1.75 billion in cash and marketable U.S. Treasury securities compared to $1.53 billion at FY 2009’s first-quarter end, and $1.91 billion of cash and marketable U.S. Treasury securities at FYE 2009. During FY 2010’s first quarter, the Company used approximately $64 million in cash to reduce (net) debt, including the previously announced retirement of $47.9 million of senior subordinated notes. The Company used approximately $93 million of cash to purchase land and land-related notes. At FY 2010’s first-quarter end, it had $1.38 billion available under its 30-bank credit facility, which matures in March 2011.

•	The Company’s Stockholders’ Equity at FY 2010’s first-quarter end was $2.48 billion, compared to $2.51 billion at FYE 2009.

•
The Company ended FY 2010’s first quarter with approximately 31,700 lots owned and optioned, compared to 31,900 one quarter earlier, 37,900 one year earlier and 91,200 at its peak at FY 2006’s second-quarter-end. Approximately 27,000 of these lots were owned, of which approximately 10,400 lots, including those in backlog, were substantially improved.

•
The Company ended FY 2010’s first quarter with 190 selling communities, compared to 200 at FYE 2009 and 258 at FY 2009’s first-quarter-end. The Company now expects to end FY 2010 with between 200 to 210 selling communities, compared to its peak of 325 communities at FY 2007’s second-quarter end.

(1) Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable U.S. Treasury securities, divided by total debt minus mortgage warehouse loans minus cash and marketable U.S. Treasury securities plus stockholders’ equity.
Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EST) today, February 24, 2010, to discuss these results and its outlook for FY 2010. To access the call, enter the Toll Brothers’ website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through April 30, 2010. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas and Virginia.
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Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 1000 Company, is honored to have won the three most coveted awards in the homebuilding industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
Certain information included herein and in Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; home deliveries; financial resources; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; cost of revenues; selling, general and administrative expenses; interest expense; inventory write-downs; anticipated tax refunds; effects of home buyer cancellations; growth and expansion; joint ventures in which the Company is involved; anticipated income to be realized from the Company’s investments in unconsolidated entities; the ability to acquire land; the ability to gain approvals and to open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future; legal proceedings to which the Company is a party; potential exposure relating to construction defect, product liability and home warranty issues and the possible impact of any claims relating thereto; industry trends; and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include: local, regional, national and international economic conditions, including the current economic turmoil and uncertainties in the U.S. and global credit and financial markets; demand for homes; domestic and international political events; uncertainties created by terrorist attacks; effects of governmental regulation, including effects from the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and any pending or new stimulus legislation and programs; the competitive environment in which the Company operates; changes in consumer confidence; volatility and fluctuations in interest rates; unemployment rates; changes in home prices, foreclosure rates and sales activity in the markets where the Company builds homes; the availability and cost of land for future growth; excess inventory and adverse market conditions that could result in substantial inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover the Company’s deferred tax assets; the availability of capital; uncertainties, fluctuations and volatility in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, the applicability and sufficiency of the Company’s insurance coverage, and the insurance coverage and ability to pay of other responsible parties relating to such claims; the ability of customers to obtain adequate and affordable financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of oil, gas and other raw materials; construction delays; and weather conditions.
Any or all of the forward-looking statements included herein and in any Company reports or public statements are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	January 31,	October 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,567,970	$1,807,718
Marketable U.S. Treasury securities	186,520	101,176
Inventory	3,223,866	3,183,566
Property, construction and office equipment, net	66,634	70,441
Receivables, prepaid expenses and other assets	91,607	95,774
Mortgage loans receivable	31,647	43,432
Customer deposits held in escrow	15,034	17,653
Investments in and advances to unconsolidated entities	154,334	152,844
Income tax refund recoverable	182,277	161,840

	$5,519,889	$5,634,444

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$468,215	$472,854
Senior notes	1,588,132	1,587,648
Senior subordinated notes		47,872
Mortgage company warehouse loan	15,485	27,015
Customer deposits	82,240	88,625
Accounts payable	77,872	79,097
Accrued expenses	626,227	640,221
Income taxes payable	175,843	174,630

Total liabilities	3,034,014	3,117,962

Equity:
Stockholders’ Equity
Common stock	1,653	1,647
Additional paid-in capital	326,936	316,518
Retained earnings	2,157,076	2,197,830
Treasury stock, at cost	(111)	(159)
Accumulated other
comprehensive loss	(2,962)	(2,637)

Total stockholders’ equity	2,482,592	2,513,199
Noncontrolling interest	3,283	3,283

Total equity	2,485,875	2,516,482

	$5,519,889	$5,634,444

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended
	January 31,
	2010	2009

Revenues	$326,698	$409,023

Cost of revenues	317,768	485,980
Selling, general and administrative	67,273	84,951
Interest expense	7,257	812

	392,298	571,743

Loss from operations	(65,600)	(162,720)
Other:
Income (loss) from unconsolidated entities	366	(5,097)
Interest and other income	8,480	11,256

Loss before income tax benefit	(56,754)	(156,561)
Income tax benefit	(16,000)	(67,666)

Net loss	$(40,754)	$(88,895)

Loss per share:
Basic	$(0.25)	$(0.55)

Diluted	$(0.25)	$(0.55)

Weighted-average number of shares:
Basic	165,237	160,700
Diluted	165,237	160,700
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TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
($ Amounts in thousands)
(unaudited)

	Three months ended
	January 31,
	2010	2009
Impairment charges recognized:
Cost of sales	$33,381	$150,616
Loss from unconsolidated entities		6,000

	$33,381	$156,616

Depreciation and amortization	5,248	5,861

Interest incurred	$29,689	$28,285

Interest expense:
Charged to cost of sales	$17,253	$15,224
Directly charged to statement of operations	7,257	812
Charged to interest income and other	104	112

Total	$24,614	$16,148

Home sites controlled:
Owned	27,024	32,326
Optioned	4,719	5,573

	31,743	37,899

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Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, New York and Rhode Island
Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia
South:	Florida, Georgia, North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	January 31,		January 31,
	Units		$ (Millions)
	2010	2009	2010	2009

HOME BUILDING REVENUES

North	167	216	$91.4	$143.2
Mid-Atlantic	192	220	101.1	130.5
South	113	107	55.3	55.2
West	124	122	78.9	80.1

Total	596	665	$326.7	$409.0

CONTRACTS

North	136	54	$72.9	$14.7
Mid-Atlantic	161	83	89.6	39.6
South	117	78	56.6	36.5
West	112	51	73.0	37.0

Total	526	266	$292.1	$127.8

Backlog

North	519	708	$265.1	$434.0
Mid-Atlantic	462	421	282.2	271.5
South	286	325	149.2	186.4
West	194	193	143.7	152.4

Total	1,461	1,647	$840.2	$1,044.3

Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three months ended January 31, 2010 and 2009, and for backlog at January 31, 2010 and 2009 is as follows:

	2010	2009	2010	2009
	Units	Units	$(Mill)	$(Mill)
Three months ended January 31,
Revenues	24	14	$16.0	$10.3
Contracts	49	(5)	$41.7	$(6.1)

Backlog at January 31,	82	16	$62.4	$10.8
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